Exhibit 21.1

LIST OF SUBSIDIAIRES

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
Acri Capital Merger Sub I Inc.	Delaware	November 13, 2023	100%
Acri Capital Merger Sub II Inc.	Delaware	November 13, 2023	100%